Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated May 28, 2021, relating to the consolidated financial statements of Artificial Intelligence Technology Solutions, Inc. as of February 28, 2021 and February 29, 2020 and for the years then ended. We also consent to the reference to us under the heading “Experts” in the Registration Statement of Artificial Intelligence Technology Solutions, Inc. on Form S-3.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

September 2, 2021